CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report (Form 10-K) of our reports dated March 4, 2011, with respect to the financial statements of Teucrium Commodity Trust and Teucrium Corn Fund, included in this Annual Report (Form 10-K) for Teucrium Commodity Trust.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 28, 2011